SECOND AMENDMENT TO LETTER OF INTENT

THIS AMENDMENT is dated and made effective this 19th day of March, 2008.

BETWEEN:
AMERIWEST ENERGY CORP. (formerly South Sea Energy Corp.), a Nevada Corporation, having an address of 123 West 1st Street, Suite 215, Casper, Wyoming, USA, 82601

  (hereinafter referred to as “Ameriwest”)

AND:
MUDDY MINERAL EXPLORATION LLC, a Wyoming limited liability company having an address at PO Box 459, Casper, Wyoming, USA, 82602

(hereinafter referred to as “Muddy”)

WHEREAS Pin Petroleum Partners Inc. (“Pin”) and Muddy entered into a Letter of Intent dated July 18, 2007 and a First Amendment to the Letter of Intent dated October 1, 2007 (collectively referred to herein as the “LOI”) wherein Pin was to acquire and Muddy was to sell to Pin its 99.5% (presently attempting to acquire remaining .5%) working interest and its 78% net royalty interest in and to the South Glenrock “C” field in Converse County, Wyoming (the “Interest” or the “Assets”), in exchange for the payment to Muddy of a total of US$5,000,000;

AND WHEREAS the parties now wish to further amend the terms of the LOI to reflect the proper purchaser and terms of purchase:

NOW, THEREFORE, in consideration of the premises, promises and covenants contained herein, the parties hereto agree as follows:

1. Substitution of Party

Ameriwest shall be substituted in the name, place and stead of Pin in the LOI as if an original signatory thereto. Ameriwest ratifies and adopts the LOI and agrees to be bound to the terms and conditions thereof and as amended herein. It is acknowledged that an Assignment Agreement between Pin and Ameriwest respecting the formal assignment of this transaction was executed on November 14, 2007.

2. Amendment of Agreement

A. Amendment to Paragraph 1

Paragraph 1 of the LOI is hereby amended to read as follows:

”1.
The parties hereto agree that they will act together towards ensuring that the parties hereto enter into, on or before May 1, 2008 a definitive agreement (the”Definitive Agreement”) containing substantially the same terms and provisions of this LOI.”

B. Amendment to Paragraph 2

Paragraph 2 of the LOI is hereby amended to read as follows:

“2.	The Definitive Agreement shall provide for the payment, by Ameriwest to Muddy, of a total of US$5,000,000 as follows:

(a)	on or before July 15, 2007, US$500,000 (which amount has already been paid into escrow);

(b)	on or before September 1, 2007, US$500,000 (which amount has already been paid into escrow);

(c)	on or before October 1, 2007, US$750,000 (which amount has already been paid into escrow); and

(d)	on or before June 1, 2008, US$3,250,000.

(the payments in sections 2(a) to (d) to be collectively referred to as the “Payments”)

3. Waiver of Penalty

In the event the following conditions are met, Muddy will waive the penalty pursuant to Paragraph 4 (b) of the LOI:

(a)
Ameriwest will be required to pay interest on the remaining Payment of $3,250,000 due on or before June 1, 2008, such interest to compound at a rate of eight percent (8%) on a semi-annual basis commencing January 4, 2008; and

(b)	Ameriwest will be required to pay the state bond respecting the Asset in the amount of US$200,000 on or before April 1, 2008.

4. Entire Agreement

This Second Amendment and the LOI constitute the entire understanding and agreement between the parties.

5. Execution in Counterparts

This Agreement may be executed in counterpart, each of which such counterpart, whether in original for facsimile form and notwithstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, shall be deemed to be an original and all of which will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMERIWEST ENERGY CORP.

Per: Authorized Signatory

MUDDY MINERAL EXPLORATION LLC

Per: Authorized Signatory